EXHIBIT 21.1

             SUBSIDIARIES OF AMERICAN PHYSICIANS SERVICE GROUP, INC.
                              AS OF MARCH 30, 2001





Name of Subsidiary                                   State of Incorporation
- ---------------------------                          ------------------------
APS Investment Services, Inc.                               Delaware

APS Financial Corporation                                   Colorado

APS Asset Management, Inc.                                  Delaware

APS Insurance Services, Inc.                                Delaware

APS Facilities Management, Inc.                             Texas

American Physicians Insurance Agency, Inc.                  Texas

APSFM, Inc.                                                 Delaware

APS Realty, Inc.                                            Delaware

APSC, Inc.                                                  Delaware

APS Consulting, Inc.                                        Texas